Exhibit 10.81

DATED 18 December 2003

(1) CHAUCER SYNDICATES LIMITED

(2) KILN PLC

(3) KILN UNDERWRITING LIMITED

(4) SCPIE UNDERWRITING LIMITED

(5) SCPIE HOLDINGS INC

REINSURANCE TO CLOSE

ADMINISTRATION AND MANAGEMENT

AGREEMENT

THIS AGREEMENT is made on 18 December 2003

BETWEEN:-

(1)	CHAUCER SYNDICATES LIMITED a company registered in England under No. 184915 whose registered office is at 9 Devonshire Square, Cutlers Gardens, London EC2M 4WL (“CSL”);

(2)	KILN PLC a company registered in England under No. 2949032 whose registered office is at 106 Fenchurch Street, London EC3M 5NR (“Kiln”);

(3)	KILN UNDERWRITING LIMITED a company registered in England under No. 02938183 whose registered office is at 106 Fenchurch Street, London EC3M 5NR (“KUL”);

(4)	SCPIE UNDERWRITING LIMITED a company registered in England under No. 04052789 whose registered office is at 6th Floor, No.l Minster Court, Mincing Lane, London, EC3R 7AA (“SUL”); and

(5)	SCPIE HOLDINGS INC a company domiciled in Delaware whose corporate office is at 1888 Century Park East, Suite 800, Los Angeles, CA 90067-1712 (“SCPIE”).

WHEREAS

(A)	CSL has acquired on the date of this agreement the right to manage the Syndicate for the Open Years and following years of account.

(B)	CSL has agreed, on and subject to the terms of this agreement, to manage the reinsurance to close of the Open Years.

(C)	CSL manages the Reinsuring Syndicate.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement (including the recitals) unless the context otherwise requires:-

“2001 RITC” means the reinsurance to close for the 2001 year of account;

“2003 Premium” means the reinsurance to close premium payable by KUL and SUL in the Agreed Proportions pursuant to clause 3.7 in relation to the closure of the 2003 year of account of the Syndicate and, where the context requires, includes the amount of that premium;

“Agreed Proportions” means the proportions in which KUL and SUL (as the case may be) shall bear their respective liabilities under this agreement, such proportions being:

(i) for the 2001 year of account one hundred per cent (100%) for SUL;

(ii) for the 2002 year of account ninety per cent (90%) for SUL and ten per cent (10%) for KUL; and

(iii) for the 2003 year of account ninety per cent (90%) for SUL and ten per cent (10%) for KUL;

“Available Funds” means the amount of 2003 Premium paid by KUL and SUL plus any interest and other investment income which has accrued from time to time thereon after the date of the payment of the 2003 Premium less payments in respect of Covered Losses;

“business day” means a day on which banks generally are open in the City of London for the transaction of normal banking business;

“Cash Call” means a request for funds made in accordance with the terms of the Corporate Member Agreements and references to payment made in response to a Cash Call include payment in respect of a Closed Year Loss;

“Charge” means the form of deed of charge over a deposit account in the form set out in Schedule 1 to be provided by Kiln and/or SCPIE, together with such amendments thereto as CSL may reasonably request in order to ensure that it, the members of the Reinsuring Syndicate or the trustees of the relevant Premiums Trust Fund of the Reinsuring Syndicate obtain a first fixed legal charge over the relevant deposit account;

“Chaucer Group” means Chaucer Holdings PLC and any subsidiary or holding company from time to time of Chaucer Holdings PLC and any subsidiary of any such holding company;

“Closed Year Fee” has the meaning given to that expression in clause 3.3;

“Closed Year Loss” means the amount (if any) shown as a loss in a distribution statement (or similar document) issued by Lloyd’s in respect of SUL’s and KUL’s overall underwriting position of the Syndicate for any of the Open Years;

“Corporate Member Agreements” means the standard Managing Agent’s Agreements (Corporate Member) currently in force and entered into between SUL, KUL and CSL (in the form set out in the Agency Agreements Byelaw No. 8 of 1988) in relation to the participation by SUL and KUL in the Syndicate as constituted for each of the Open Years;

“Covered Loss” means all of the costs, expenses, underwriting losses and liabilities (including those assumed by way of reinsurance to close of the 2002 and prior years of account of the Syndicate) in respect of which the Reinsuring Syndicate agrees in accordance with Lloyd’s Regulations to indemnify the members of the 2003 year of account of the Syndicate pursuant to an RITC contract entered into pursuant to clause 3.7.11 which shall include (without limitation) all interest, charges and other expenses reasonably incurred by the Reinsuring Syndicate in connection with any borrowings, including borrowings made for the purpose of funding the Reinsuring Syndicate’s obligations under any Overseas Business Regulatory Deposit (as that expression is defined in the Premiums Trust Deed);

“event” includes any act, omission, transaction or circumstance (including any of such matters provided for under this agreement);

“FSA” means the Financial Services Authority;

“Independent Actuary” means an actuary experienced in the Lloyd’s market and in the analysis and assessment of medical malpractice underwriting liabilities and who at the date of appointment and for the 24 month period prior to such appointment has not been engaged by any member of the Chaucer Group, the Kiln Group or the SCPIE Group;

“Kiln Group” means Kiln and any subsidiary or holding company from time to time of Kiln and any subsidiary of any such holding company;

“KUL Funds at Lloyd’s” means the benefit of the covenant from Kiln (as secured by a charge in favour of Lloyd’s), cash or other assets deposited from time to time at Lloyd’s by or on behalf of KUL and which constitute KUL’s funds at Lloyd’s;

“Letter of Credit” means the letter of credit in a form acceptable to CSL as security for SUL’s and KUL’s obligations under clauses 4.2 and 4.3 respectively;

“Lloyd’s” means the Society and Corporation of Lloyd’s created and governed by the Lloyd’s Acts 1871-1982 and, where appropriate, shall include a reference to the Council of Lloyd’s, its delegates and other persons through whom it is authorised to act;

“Lloyd’s Regulations” means the laws, byelaws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed made or given for compliance with Lloyd’s and/or FSA requirements from time to time;

“Management Fee” means the fees payable and due in accordance with clause 2 and Schedule 2;

“Normal Closing Date” means 31 December 2003 in respect of the 2001 year of account, 31 December 2004 in respect of the 2002 year of account of the Syndicate and 31 December 2005 in respect of the 2003 year of account of the Syndicate;

“Open Year Fee” means the fee chargeable by CSL in accordance with clause 3.4;

“Open Years” the 2001, 2002 and 2003 underwriting years of account of a Syndicate;

“Overseas Trust Fund” has the meaning given to that expression in the Corporate Member Agreements;

“Premiums Trust Deed” has the meaning given to that expression in the Corporate Member Agreements;

“Premiums Trust Fund” has the meaning given to that expression in the Corporate Member Agreements;

“Records” means the syndicate documentation and information as detailed as schedule three;

“reinsurance to close” or “RITC” has the meaning given to that expression in the Syndicate Accounting Byelaw (No. 18 of 1994) and “reinsure to close” and other derivative expressions shall be construed accordingly;

“Reinsuring Syndicate” means the 2004 year of account of Syndicate 1084 or such other year of account of that syndicate or any other syndicate managed by CSL which accepts the RITC of the 2003 years of account of the Syndicate;

“RITC Statement” has the meaning given to that expression in clause 3.7;

“SCPIE Group” means SCPIE and any subsidiary or holding company from time to time of SCPIE and any subsidiary of any such holding company;

“Special Trust Fund” has the meaning given to that expression in the Corporate Member Agreements;

“SUL Funds at Lloyd’s” means the letter of credit, cash or other assets deposited from time to time at Lloyd’s by or on behalf of SUL and which constitute SUL’s funds at Lloyd’s;

“Syndicate” means Lloyd’s syndicate 1204 as constituted from time to time;

“Syndicate Assets” means all of the cash, securities, bonds, debt instruments and other assets of whatsoever nature comprised in the Premiums Trust Fund and any Overseas or Special Trust Fund or any of the income accruing on such assets;

“VAT” means value added tax chargeable under VATA or any rule, regulation, order or instrument authorised to be made by VATA or any identical or substantially similar tax which may replace value added tax; and

“VATA” means the Value Added Tax Act 1994.

1.2	In this agreement unless the context otherwise requires:-

1.2.1	any reference to a clause, a schedule (other than to a schedule to a statutory provision) is a reference to a clause of or schedule to this agreement; and the schedules form part of and are deemed to be incorporated in this agreement;

1.2.2	any reference to a statute or statutory provision or Lloyd’s Regulations includes a reference to that provision Lloyd’s Regulations as amended, re-enacted or replaced and any regulations or orders made under such provisions or Lloyd’s Regulations in each case from time to time before the date of this agreement and any former statutory provision or Lloyd’s Regulations replaced (with or without modification) by the provision or Lloyd’s Regulations referred to except to the extent that any amendment, re-enactment or replacement coming into force after the date of this agreement would create, increase or extend the liability of the parties to this agreement to one another;

1.2.3	any reference to persons includes a reference to firms, corporations or unincorporated associations;

1.2.4	any reference to the singular includes a reference to the plural and vice versa; and any reference to the masculine includes a reference to the feminine and vice versa; and

1.2.5	references to “subsidiary”, “holding company”, “subsidiary undertaking” and “parent undertaking” bear the same respective meanings as are attributed thereto in the Companies Act 1985.

1.3	Headings and titles are used for ease of reference only and do not affect the interpretation of this agreement.

2.	MANAGEMENT FEE

2.1	In consideration of CSL managing the Open Years of the Syndicate each of KUL and SUL shall, in the Agreed Proportions, pay the Management Fee to CSL in the installments set out in schedule three on the dates set out opposite the relevant installment in Schedule 2.

2.2	The Management Fee shall be payable from the relevant Premiums Trust Fund. If there are insufficient funds at the relevant time in the Premiums Trust Fund CSL shall be entitled to make a Cash Call for, inter alia, the amount of the Management Fee then due.

2.3	The Management Fee is exclusive of VAT.

3.	REINSURANCE TO CLOSE

RITC responsibility

3.1	CSL (in its capacity as managing agent of the Syndicate) undertakes to SUL and KUL (subject to Lloyd’s Regulations and the terms of the Corporate Member’s Agreement) to procure the members of the Syndicate to reinsure to close in accordance with the Lloyd’s Regulations:-

3.1.1	the 2001 year of account of the Syndicate into the 2002 year of account of the Syndicate; and

3.1.2	the 2002 year of account of the Syndicate into the 2003 year of account of the Syndicate.

3.2	Subject to the 2001 and 2002 years of account of the Syndicate having been reinsured to close as envisaged in clause 3.1 and subject to Lloyd’s Regulations, CSL (in its capacity as managing agent of the Reinsuring Syndicate) undertakes to procure the members of the Reinsuring Syndicate to reinsure to close in accordance with the Lloyd’s Regulations the 2003 year of account of the Syndicate into the 2004 year of account of the Reinsuring Syndicate, provided that

3.2.1	at the relevant time there is no prohibition or restriction upon CSL (on behalf of the reinsured members of the Syndicate) from satisfying the premium for such RITC by way of the transfer of title to the Syndicate Assets from the trustees of the Premiums Trust Fund, any Special Trust Fund and any Overseas Trust Fund of the Syndicate for the 2003 year of account to the trustees of the Reinsuring Syndicate’s Premiums Trust Fund, Special Trust Fund and/or, as the case may be any Overseas Trust Fund; and

3.2.2	nothing in this agreement shall create a wider obligation upon CSL than exists under Lloyd’s Regulations, including (with limitation) that CSL (in its capacity as managing agent of the syndicate and the Reinsuring Syndicate) is able, in accordance with Lloyd’s Regulations, to determine a premium that is equitable as between the members of the Syndicate for the 2003 year of account and the members of the Reinsurance Syndicate; and

3.2.3	CSL (for itself and in its capacity as managing agent of the Reinsuring Syndicate) is satisfied that KUL and SUL will be able to satisfy their obligations under clause 4 of this agreement and Kiln and SCPIE will be able to pay any amounts which may become due under the Guarantees (as that expression is defined in clause 7).

Closed Year Fee

3.3.1	Upon a reinsurance to close of the 2003 year of account of the Syndicate in accordance with clause 3.2 SUL and KUL shall each pay to CSL, in the Agreed Proportions, a fee equal to ten per cent (10% ) of the 2003 Premium (plus any VAT payable thereon) as commission for arranging the reinsurance to close (“Closed Year Fee”).

3.3.2	KUL and SUL shall pay the Closed Year Fee within 10 business days of receipt of the RITC Statement (as that expression is defined in clause 3.7) unless KUL and SUL have issued a Disagreement Notice (as that expression is defined in clause 3.7) in which case KUL and SUL shall each pay their Agreed Proportions of the Closed Year Fee within 5 business days of the Independent Actuary delivering its report in accordance with clause 3.7.4.

3.3.3	The Closed Year Fee shall be payable from the relevant Premiums Trust Fund. If there are insufficient funds at the relevant time in the Premiums Trust Fund, CSL shall be entitled to make a Cash Call for, inter alia, the amount of this Closed Year Fee and KUL and SUL shall satisfy such Cash Call in accordance with its terms.

Open Year Fee

3.4.1	In the event that CSL (in its capacity as managing agent of the Syndicate in respect of the reinsurance to close of the 2001 and 2002 years of account and in its capacity as managing agent of the Syndicate and of the Reinsuring Syndicate in respect of the 2003 year of account) either:

(a)	is unable to determine an equitable premium in accordance with Lloyd’s Regulations for the reinsurance to close of the 2001, 2002 and 2003 year of account of the Syndicate at their respective Normal Closing Dates; or

(b)	ceases (for whatever reason) to be the managing agent of the Syndicate,

SUL and KUL shall pay to CSL, in the Agreed Proportions, a fee of an amount equal to 3% of the syndicate allocated capacity (as that expression is defined in the Syndicate Premium Income Byelaw (No.6 of 1984)) of the Syndicate for each year of account which has not been closed at its Normal Closing Date (“Open Year Fee”). The Open Year Fee shall be payable once only in respect of each such year of account.

3.4.2	The Open Year Fee shall be payable from the relevant Premiums Trust Fund. If there are insufficient funds at the relevant time in the Premiums Trust Fund, CSL shall be entitled to make a Cash Call for, inter alia, the amount of this Open Year Fee and KUL and SUL shall satisfy such Cash Call in accordance with its terms.

3.5	The Open Year Fee shall be payable by SUL and KUL no later than:-

3.5.1	31 March 2005 (for the 2002 year of account) if the 2002 year of account of the Syndicate is not closed as at its Normal Closing Date; and/or

3.5.2	31 March 2006 (for the 2003 year of account) if the 2003 year of account of the Syndicate is not closed as at its Normal Closing Date.

3.6	Upon the reinsurance to close of a year of account of the Syndicate which had been left open at its Normal Closing Date, the Closed Year Fee payable pursuant to clause 3.3 shall be reduced by the amount of the Open Year Fee which has been paid in respect of that particular year of account.

Determination of RITC premiums

3.7	On or before 31 March 2004 in relation to the 2001 year of account and on or before 31 March 2005 in relation to the 2002 year of account and on or before 31 March 2006 in relation to the 2003 year of account, CSL shall provide to KUL and SUL a statement setting out the proposed premium in the Agreed Proportions for the reinsurance to close of the relevant year of account (“RITC Statement”).

3.7.2	Within 10 business days of the RITC Statement having been delivered by CSL, KUL and SUL shall jointly notify CSL in writing if they disagree with the RITC Statement (“Disagreement Notice”).

3.7.3	KUL and SUL shall give particulars and explanations of the adjustments, which they consider should be made to the RITC premium, proposed in the RITC Statement. If no Disagreement Notice and (where appropriate) particulars and explanation shall be given by KUL and SUL within such 10 business day period KUL and SUL shall be deemed to have agreed with the RITC premium proposed in the relevant RITC Statement.

3.7.4	If within 20 business days after receipt by CSL of a Disagreement Notice, CSL, KUL and SUL are unable to agree what adjustments should be made to the proposed RITC premium, CSL, KUL and SUL shall jointly appoint an Independent Actuary who shall be instructed to determine (and deliver a report thereon to CSL, KUL and SUL) with all reasonable speed (and in any event not later than 20 business days after the date of his appointment) what he considers to be a reasonable range within which he considers the relevant RITC premium should be set.

3.7.5	If CSL, KUL and SUL cannot agree upon the identity of the Independent Actuary within 25 business days of receipt by CSL of a Disagreement Notice, the Independent Actuary shall be such firm as shall be appointed (at the request of either CSL, KUL or SUL) by the President for the time being of the Institute of Actuaries. The Independent Actuary’s determination of a range shall be conclusive and final and binding upon the parties, save in the case of manifest or clerical error.

3.7.6	CSL shall make available to the Independent Actuary such of the books and records of the Syndicate as may reasonably be required in order for the Independent Actuary to carry out his instructions.

3.7.7	If SUL and KUL have not issued a Disagreement Notice during the 10 business day period referred to in clause 3.7.2 they shall be deemed to have agreed with the reinsurance to close premium set out in the RITC Statement and CSL (in its capacity as managing agent of the Syndicate or, as the case may be, the Reinsuring Syndicate) shall procure the members of the Syndicate or the Reinsuring Syndicate (as the case may be) to effect the reinsurance to close at such premium.

3.7.8	If the reinsurance to close premium proposed in the RITC Statement is within the range stipulated by the Independent Actuary CSL (in its capacity as managing agent of the Syndicate or, as the case may be, the Reinsuring Syndicate) shall procure the members of the Syndicate or Reinsuring Syndicate (as the case may be) to effect the reinsurce to close at the premium proposed in the RITC statement and KUL and SUL shall bear in the Agreed Proportions the costs of the Independent Actuary.

3.7.9	In the event that the reinsurance to close premium set out in the RITC Statement is not within the range stipulated by the Independent Actuary, the relevant year of account shall remain open.

3.7.10	If a year of account of the Syndicate remains open in accordance with clause 3.7.9 then CSL shall use all reasonable endeavours to close that year of account as at the next following 31 December and the provisions of clauses 3.7.1 to 3.7.8 and the provisions of this clause 3.7.10 shall apply accordingly.

3.7.11	Following the agreement or determination of the amount of the RITC premium for the 2001, 2002 or, as the case may be, 2003 year of account of the Syndicate the RITC premium shall become payable in the Agreed Proportions within 10 business days of such agreement and CSL (in its capacity as managing agent of the Syndicate for the 2001 and 2002 years of account and in its capacity as managing agent of the Reinsuring Syndicate for the 2003 year of account) shall procure the members of the Syndicate or the Reinsuring Syndicate (as the case may be) to execute an RITC contract in accordance with Lloyd’s Regulations and KUL and SUL shall satisfy any Closed Year Loss in accordance with clause 4.4.

4.	SATISFACTION OF AND SECURITY FOR 2002 AND 2003 LIABILITIES

4.1	Following the closure of the 2003 year of account of the Syndicate into the Reinsuring Syndicate, CSL (for itself and in its capacity as managing agent of the Reinsuring Syndicate) undertakes that the 2003 Premium shall only be applied, in accordance with the terms of the Premiums Trust Deed, to satisfy the Covered Loss and/or for any other purpose permitted by the Premiums Trust Deed.

Payment of Shortfall

4.2.1	If the Available Funds are not sufficient to satisfy the Covered Loss (a “Shortfall”) CSL shall then consult with SUL and KUL as soon as is reasonably practicable and SUL and KUL shall pay, in the Agreed Proportions, the amount of any such shortfall. CSL shall supply a statement (“Shortfall Statement”) to each of KUL and SUL in the form and manner, which it would be required to supply to KUL and SUL in accordance with clause 7.1(a)(ii) of the Corporate Members’ Agreement in relation to a Cash Call including for the avoidance of doubt a detailed breakdown of the Covered Loss, together with such relevant supporting documentation as is reasonably available including details of why the Shortfall has arisen (the “Relevant Documentation”).

4.2.2	Any amount payable pursuant to clause 4.2.1. shall be paid in the Agreed Proportions within 10 business days of the delivery by CSL of the Shortfall Statement.

4.2.3	Any payment requested by CSL under and in accordance with the provisions of clause 4.2 shall be made by SUL and Kiln free and clear from any set-off, counterclaim or other deduction on any account whatsoever and in connection with any proceedings which may be brought to enforce SUL and/or KUL’s obligation to comply with any such request for payment by CSL, SUL and KUL hereby waive stay of execution and consent to the immediate enforcement of any judgment obtained save in circumstances where there is not in fact a Shortfall.

4.2.4	Save in circumstances where there is not in fact a Shortfall SUL and KUL may not issue proceedings nor make any reference to arbitration, and no cause of action shall arise or accrue, in connection with any request for payment made by CSL under and in accordance with the provisions of this clause 4.3 unless SUL or, as the case may be, KUL has first complied in full with any such request. Save in circumstances where there is not in fact a Shortfall SUL and KUL shall not seek injunctive or any other relief for the purpose, or which would have the result, of preventing CSL from making any such request for payment or enforcing SUL or KULs obligation to comply with any such request or of preventing CSL from applying any money or assets held by or under the control of the trustees of the Premiums Trust Fund in or towards the discharge of any claims or any necessary and reasonable expenses or outgoings made or incurred in connection with Covered Loss.

4.2.5	CSL agrees with SUL and KUL that it will keep the Projected Available Funds and Ultimate Liabilities under periodic review and will use all reasonable endeavours to avoid invoking the provisions of clause 4.2 if it could reasonably have first invoked the provisions of clause 4.3.

Surplus and Deficit

4.3.1	From the time the 2003 year of account of the Syndicate has been reinsured to close into the Reinsuring Syndicate either:

(a)	CSL (in its capacity as managing agent of the Reinsuring Syndicate) may notify KUL and SUL by way of Reserving Notice that it considers that the Ultimate Liabilities exceed by more than ten per cent. the Projected Available Funds (a “Deficit”) in which case CSL (in its capacity as managing agent of the Reinsuring Syndicate) shall give particulars and explanations of why it considers that to be the case, together with a statement and analysis of what it believes the Ultimate Liabilities and the Projected Available Funds are, or

(b)	KUL and SUL may jointly notify CSL by way of a Reserving Notice that they consider that the Projected Available Funds exceed by more than ten per cent. the Ultimate Liabilities (a “Surplus”) in which case they shall give particulars and explanations of why they consider that to be the case, together with a statement and analysis of what they believe the Ultimate Liabilities and the Projected Available Funds are.

4.3.2	If within 10 business days following the delivery of a Reserving Notice the party to whom such Notice has been delivered has not served a counter-notice on the other parties stating that it disagrees with the contents of Reserving Notice, then it shall be deemed to have agreed with the amount of the Deficit or, as the case may be, Surplus specified in the Reserving Notice.

4.3.3	If within 15 business days following the delivery of a Reserving Notice, CSL, KUL and SUL have been unable to agree whether there is a Deficit or, as the case may be, a Surplus or in each case the amount of such Deficit or Surplus, any one of CSL, KUL or SUL may appoint an Independent Actuary to determine whether there is a Surplus or Deficit and/or (as the case requires) the range of such Surplus or, as the case may be, Deficit and to report thereon in writing to CSL, KUL and SUL with all reasonable speed and in any event not later than 20 business days after the date of his appointment. Any such appointment shall be deemed to be a joint appointment on behalf of CSL, KUL and SUL.

4.3.4	The Independent Actuary shall be such firm as the parties may agree or failing agreement within 25 business days of the delivery of a Reserving Notice such firm as shall be appointed by the President for the time being of the Institute of Actuaries.

4.3.5	CSL shall make available to the Independent Actuary such of the books and records of the Syndicate as may reasonably be required in order for the Independent Actuary to carry out his instructions.

4.3.6	The Independent Actuary’s determination as to whether there is a Surplus or Deficit and as to the range of the Deficit or, as the case may be, Surplus shall be final and binding upon CSL, KUL and SUL, save in the case of manifest or clerical error.

4.3.7	If the parties agree, or the Independent Actuary determines, that there is a Deficit then SCPIE and Kiln on behalf of SCL and KUL respectively shall within 10 business days of such agreement or, as the case may be, determination pay to CSL (on behalf of the members of the Reinsuring Syndicate) in the Agreed Proportions which shall for the avoidance of doubt be determined on a pure year basis the amount of the Deficit and such amount shall be paid to the relevant Premium Trust Fund for the relevant year of account of the Reinsuring Syndicate. The amount of the Deficit shall be such amount as the parties may have agreed prior to the appointment of the Independent Actuary or failing such agreement it shall be such amount determined by the Independent Actuary to be the highest point of the range (being the highest amount of Deficit specified in the range).

4.3.8	If the parties agree or the Independent Actuary determines that there is a Surplus then either (a) there shall be released to KUL and SUL (in the Agreed Proportions from the deposit accounts established pursuant to clause 4.7 and 4.8) an amount of cash equal to the Surplus which shall for the avoidance of doubt be determined on a pure year basis or (b) the amount of the Letter of Credit established pursuant to clause 4.7 and 4.8 shall be reduced by the amount of the Surplus in the Agreed Proportions and which shall for the avoidance of doubt be determined on a pure year basis. The amount of the Surplus shall be such amount as the parties may have agreed prior to the appointment of the Independent Actuary or failing such agreement it shall be the lowest point of the range be determined by the Independent Actuary (being the lowest amount of Surplus specified in the range).

4.3.9	If CSL, KUL and SUL have been unable to agree whether or not there is a final Deficit or, as the case may be, a final Surplus or in each case the amount of such Deficit or Surplus by close of business on 31 December 2010, the parties shall jointly appoint an Independent Actuary to determine whether there is a Surplus or Deficit as at 31 December 2010 and the relevant provisions of clauses 4.3.3 to 4.3.8 inclusive shall apply mutatis mutandis to such determination and the subsequent payment. If no party appoints the Independent Actuary by close of business on 31 December 2010, it shall be deemed that there is neither a Surplus nor a Deficit.

4.3.10	In clause 4.2 and clause 4.3:

“Ultimate Liabilities” means at a given point in time the projected ultimate amount of all Covered Loss;

“Projected Available Funds” means at a given point in time the amount of the projected Available Funds together with accrued investment income at that time; and

“Reserving Notice” means a notice given pursuant to clause 4.3.1(a) or 4.3.l (b).

Use and release of Funds at Lloyd’s

4.4	In order to satisfy any Closed Year Loss or any Cash Calls in relation to an Open Year that has not been reinsured to close, SUL and KUL may either settle such amount in cash or allow Lloyd’s to draw down upon their Funds at Lloyd’s.

4.5	In the event that Lloyd’s draw down upon SUL’s Funds at Lloyd’s, SCPIE shall procure that SUL’s Funds at Lloyd’s are immediately restored to a value of not less than £20,000,000.

4.6	SUL shall as soon as practicable following the reinsurance to close of the 2003 year of account of the Syndicate apply to Lloyd’s for a release of SUL’s Funds at Lloyd’s and shall execute such documentation as may be required by Lloyd’s at the relevant time to give effect to the release. SCPIE shall give 10 business days prior written notice to CSL of SUL’s intention to make such application and shall specify which form of security it wishes to establish pursuant to clause 4.7.

Creation of Security

4.7	Immediately upon any release (in whole or in part) of SUL’s Funds at Lloyd’s SCPIE shall as security for its obligations under clauses 4.2 and 4.3 either:-

4.7.1	establish for a period of 5 years a Letter of Credit in favour of the members of the Reinsuring Syndicate and CSL (in its capacity as managing agent of the Reinsuring Syndicate) in respect of a Covered Loss in the amount of that part of SUL’s Funds at Lloyd’s released by Lloyd’s; or

4.7.2	deposit cash in the amount of that part of SUL’s Funds at Lloyd’s released by Lloyd’s in a deposit account of a UK clearing bank (other than any bank with whom SCPIE or any member of the SCPIE Group at that time has a commercial relationship) and charge such account pursuant to the Charge in favour of the members of the Reinsuring Syndicate and CSL (in its capacity as managing agent of the Reinsuring Syndicate) in respect of a Covered Loss.

4.8	Immediately upon the reinsurance to close of the 2003 year of account of the Syndicate, Kiln on behalf of KUL shall as security for the obligations of KUL under clauses 4.2 and 4.3 either:-

4.8.1	establish for a period of 5 years a Letter of Credit in favour of the members of the Reinsuring Syndicate and CSL (in its capacity as managing agent of the Reinsuring Syndicate) in an amount equal to ten per cent (10%) of KUL’s share of the 2003 Premium in respect of a Covered Loss and with an undertaking from CSL that any amount drawn down under the Letter of Credit shall be paid into the relevant Premiums Trust Fund of the Reinsuring Syndicate; or

4.8.2	deposit cash in an amount equal to ten per cent (10%) of KUL’s share of the 2003 Premium in a deposit account of a UK clearing bank (other than any bank with whom Kiln or any member of the Kiln Group at that time has a commercial relationship) and charge pursuant to the Charge such account in favour of the members of the Reinsuring Syndicate and CSL (in its capacity as managing agent of the Reinsuring Syndicate) in respect of a Covered Loss and CSL undertakes that any amount of money paid to it upon the realisation of the security created by the Charge shall be paid into the relevant Premiums Trust Fund of the Reinsuring Syndicate.

4.9	If Lloyd’s does not permit a full release of SUL’s Funds at Lloyd’s, SUL shall as frequently as is reasonably practicable make further applications to Lloyd’s and the provisions of clause 4.6 shall apply to such applications and the provisions of clauses 4.7 and 4.8 shall apply mutatis mutandis upon the release of SUL’s Funds at Lloyd’s.

4.10	SCPIE and Kiln agree with and undertake to CSL (for itself and in its capacity as managing agent of the Reinsuring Syndicate) that in order to give effect to the provisions of clauses 4.7 and 4.8:-

4.10.1	they shall each enter into a Charge or, as the case may be, procure the issue of a Letter of Credit and execute and deliver such other documents as CSL may reasonably request in order to give effect to the Charge and/or the Letter of Credit and the security intended to be created by those documents;

4.10.2	neither of them, nor any of their subsidiary companies or affiliates shall enter into (or agree to enter into) any agreement or arrangement whereby they (and/or, in the case of SCPIE, SUL and, in the case of Kiln, KUL) are not able (a) to make a cash deposit and enter into a Charge or (b) procure the issue of a Letter of Credit as envisaged in clauses 4.7 and 4.8.

5.	UNDERTAKINGS FROM SUL AND KUL

5.1	SUL undertakes to CSL that it shall not and SCPIE undertakes to procure that SUL shall not:-

5.1.1	participate on any Syndicate at Lloyd’s for the 2004 or any subsequent year of account; and

5.1.2	incur any liabilities other from those that a corporate member of Lloyd’s would after it had ceased to participate on any Syndicates.

5.2	SUL and KUL acknowledge and agree that fifty per cent of any costs, claims and liabilities arising out of the termination of the employment of Janet Helson, Garry Bright, Andrew Hornsblow and Alex Stratton Thomsett prior to 31 December 2004 and that all of the costs of Sequel Business Solutions which are incurred in relation to the sub-licence of the Eclipse software to CSL and the costs incurred by R J Kiln & Co Limited pursuant to clause 5.3 may be borne by the Syndicate.

5.3	SUL and KUL acknowledge and agree that the premium for the RITC of the 2001 year of account has been set by CSL in accordance with the recommendation of RJ Kiln & Co Limited and that RJ Kiln & Co Limited, as managing agent of the Syndicate for the 2001 year of account up to the date of this agreement, has carried out all of the actuarial, reserving and other work in connection with the RITC process for the 2001 year of account.

6.	REPORTING OBLIGATIONS

6.1	CSL shall provide on a timely basis to each of SUL and KUL the Records and such other records as SUL and KUL may request (and to which they are entitled to receive copies under the terms of the Corporate Member Agreements) from time to time in respect of the Syndicate.

6.2	Following the reinsurance to close of the 2003 year of account of the Syndicate, CSL shall maintain separate records (including records for each year of account so that the Agreed Proportions may be clearly determined) of all transactions relating to the business written by the Syndicate which has been reinsured to close into the Reinsuring Syndicate the “Reinsured Business”).

6.3	Commencing with the first quarter following the RITC of the 2003 year of account of the Syndicate, CSL shall provide to KUL and SUL:-

6.3.1	on a timely basis following the end of the relevant quarter and all being true, complete and accurate in all material respects, a quarterly management report containing, in relation to the Reinsured Business, such information as would be contained in the Syndicate Quarterly Return, Quarterly Management Report and Quarterly Internal Forecast were the Reinsured Business a separate syndicate together with such supporting documentation in respect thereof as may reasonably be requested by KUL and SUL from time to time; and

6.3.2	following its delivery in final form to CSL and subject to the actuary giving permission to its release (which CSL shall use its reasonable endeavours to obtain) a copy of an actuarial report in relation to the Reinsured Business as at 31st December of each calendar year or a relevant extract from the report in relation to the Reinsuring Syndicate.

6.4	CSL’s obligations under this clause 6 shall cease and determine immediately upon the earlier of (a) CSL, KUL and SUL agreeing upon the amount (if any) of the final Deficit or Surplus (b) such amount being determined in accordance with the provisions of clause 4.3.9 and (c) there being deemed to be no Surplus or Deficit under the provisions of clause 4.3.9.

6.5	Save as required by law or any regulatory authority, KUL and SUL undertake to CSL that they shall keep secret and confidential and shall not disclose to any person (other than their directors and professional advisers) any of the reports, documentation or other information provided by CSL pursuant to clause 6.

7.	GUARANTEE

7.1	In consideration of CSL entering into this agreement with KUL and SUL at the request of Kiln and SCPIE (and for other valuable consideration the receipt and sufficiency of which Kiln and SCPIE acknowledge), Kiln and SCPIE guarantee to CSL (in its capacity as managing agent of and on behalf of the members of the Syndicate and the Reinsuring Syndicate) the due and punctual payment of all monies due and, the performance of all the other obligations of KUL (in the case of Kiln) and SUL (in the case of SCPIE) arising under this agreement.

7.2	Each of Kiln and SCPIE’s guarantees (“the Guarantees”) shall constitute a direct primary and unconditional liability to pay on demand to CSL (in its capacity as managing agent of the Reinsuring Syndicate and the Syndicate) or CSL (as the case may be) any sum or sums which KUL (in the case of Kiln) and SUL (in the case of SCPIE) may become liable to pay or perform on demand any obligations of KUL (in the case of Kiln) and SUL (in the case of SCPIE) arising under this agreement without the need for any claim or recourse on the part of CSL (in its capacity as managing agent of the Syndicate and/or the Reinsuring Syndicate) or CSL (as the case may be) against KUL (in the case of Kiln) and SUL (in the case of SCPIE) arising under this Agreement (save that CSL has made a duly supported request to KUL (in the case of Kiln) and SUL (in the case of SCPIE) for payment) and shall be unaffected by any time of indulgence granted to KUL (in the case of Kiln) and SUL (in the case of SCPIE) by CSL (for itself or in its capacity as managing agent of the Syndicate or the Reinsuring Syndicate) or any variation act omission deed or matter of whatever description whereby Kiln or SCPIE (as the case may be) as surety only would or might have been released.

7.3	The Guarantees shall not be affected by any legal limitation disability or other circumstances (including for the avoidance of doubt any winding up or cessation of trade) relating to KUL (in the case of Kiln) and SUL (in the case of SCPIE) or any irregularity, unenforceability or invalidity of any obligations of R J Kiln and KUL (in the case of Kiln) and SUL (in the case of SCPIE) under this agreement.

7.4	The Guarantees given in this clause 7 shall have a maximum liability of an amount equal to ten per cent (10%) of KUL’s share of the 2003 Premium less (a) any amount deposited by Kiln pursuant to clause 4.8.2 and (b) the amount of any Letter of Credit established pursuant to clause 4.8.1 in respect of Kiln and £20 million less (a) any amount deposited by SCPIE pursuant to clause 4.7.2 and (b) the amount of any Letter of Credit established pursuant to clause 4.7.1 in respect of SCPIE and shall be continuing guarantees and shall remain in force until all KUL’s (in the case of Kiln) and SUL’s (in the case of SCPIE) obligations under this agreement have been performed.

8.	NATURE OF OBLIGATIONS

8.1	Each of the obligations and undertakings entered into or made by or on behalf of any of the parties to this agreement shall continue in full force and effect notwithstanding completion of this agreement.

8.2	Any right or remedy of the parties in respect of a breach of any provision of this agreement by any other party shall be in addition and without prejudice to all other rights and remedies of the first party and the exercise or failure to exercise or any delay in exercising any such right or remedy shall not constitute a waiver by the first of that or of any of its other rights or remedies.

8.3	None of the obligations of any of the parties referred to in this agreement may be assigned or transferred to any other person.

9.	GENERAL

9.1	Any sums not paid in accordance with this agreement shall bear interest (which shall accrue from day to day after as well as before judgment) at the annual rate of 2 percentage points above the base rate of Barclays Bank plc from time to time from the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly and paid on demand.

9.2	Any variation of this agreement shall be binding only if it is recorded in a document signed by or on behalf of the parties to this agreement.

9.3	Each party shall pay its own costs in relation to the negotiations leading up to the signing of this agreement and to the preparation, execution and carrying into effect of this agreement and of all the other documents referred to in it.

9.4	This agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart.

9.5	Each counterpart shall constitute an original agreement but all the counterparts together shall constitute one and the same instrument.

9.6	A person who is not a party to this agreement has no rights under the Contract (Rights of Third Parties) Act 1999 to benefit from or enforce any term of this agreement.

10.	COMMUNICATIONS

10.1	All communications between the parties with respect to this agreement shall be in writing and delivered by hand or sent by first-class pre-paid post, (first class if inland, airmail if overseas) or facsimile telecopier (“fax”) to the address of the addressee as set out in clause 10.3, or to such other address or fax number as the addressee may from time to time have notified for the purposes of this clause or as specified in clause 10.2.

10.2	Communications shall be deemed to have been received:-

10.2.1	if delivered by hand, on the day of delivery;

10.2.2	if sent by first class post, two business days after posting exclusive of the day of posting (or five business days in the case of a posting to an address outside the United Kingdom);

10.2.3	if sent by fax at the time of transmission or, if the time of transmission is not during the addressee’s normal business hours, at 9.30 a.m. on the next business day;

10.3	Communications addressed to KUL or Kiln shall be sent to

10.3.1	106 Fenchurch Street, London, EC3M 5NR

10.3.2	Fax No. 0207 488 1848

10.3.3	and marked for the attention of “The Company Secretary”;

10.4	Communications addressed to CSL shall be sent to

10.4.1	Chaucer Syndicates Limited

9 Devonshire Square

Cutlers Gardens

London EC2M 4WL

10.4.2	Fax No. 020 7397 9710

10.4.3	and marked for the attention of the “Company Secretary”

10.5	Communications addressed to SUL or SCPIE shall be sent to

10.5.1	Donald J. Zuk, President & Chief Executive Officer

10.5.2	Suite 800, 1888 Century Park East, Los Angeles, California 90067-1712

10.5.3	Fax No. 001 310 551 5924

10.6	In proving service:-

10.6.1	by delivery by hand, it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

10.6.2	by post, it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause; and

10.6.3	by fax it shall be necessary only for the communication or a confirmatory letter to have been delivered by hand or sent by first class post (or airmail, if overseas) on the same day but failure of the addressee to receive such confirmation shall not invalidate the relevant communication deemed given by fax.

11.	PROPER LAW

11.1	This agreement shall be governed by English Law and, subject to clause 11.2, the parties irrevocably submit to the exclusive jurisdiction of the English Courts.

11.2	Nothing in this clause 11 shall limit the right of CSL to take proceedings against SCPIE in connection with this agreement in any other court of competent jurisdiction and SCPIE agrees not to claim that any such court is not a convenient or appropriate forum.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Schedule 1

Charge

THIS CHARGE dated                      2003 and made BETWEEN:

(1)	[KILN PLC incorporated in England and Wales with company registration number 2949032 whose registered office is at 106 Fenchurch Street, London, EC3M 5NR]/[SCPIE HOLDINGS INC. a company domiciled in Delaware whose corporate office is at 1888 Century Park East, Suite 800, Los Angeles, CA90067 - 1712] (the “Company”) and

(2)	CHAUCER SYNDICATES LIMITED incorporated in England and Wales with company registration number 184915, whose registered office is at 9 Devonshire Square, Cutlers Garden, London EC2M 4WL (“CSL”) acting on behalf of the members from time to time of Syndicate [•], [•], [•] and [•] THE TRUSTEES for the time being OF THE PREMIUMS TRUST FUND OF SYNDICATE [•] (the “Trustees”) each of whose business address is at 9 Devonshire Square, Cutlers Garden, London EC2M 4WL (together with CSL the “Chargee”).

WITNESSES as follows:

1.	Definitions

1.1	In this Charge:

“Account” means the account with number • in the name of the Company maintained with the [•] Bank at its • branch;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable instruments, guarantees and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Company or any other person liable and includes Security Documents;

“Deposit” means all sums (whether of principal, interest or otherwise) now or hereafter standing to the credit of the Account of the Company with [•] Bank or any substitute accounts or any accounts which are designated as blocked or which otherwise cannot be operated by the Company without the consent of CSL or which are designated in writing by the Company as being subject to this Charge;

“Incapacity” means in relation to a company the insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that company whatsoever;

“RITC Agreement” means the reinsurance to close administration and management agreement, dated on or about the date of this Charge and made between CSL in its own capacity and on behalf of the members from time to time of Syndicates 1084 and 1204 (for the 2001, 2002 and 2003 years of account), [Kiln plc (“Kiln”)/ SCPIE Holdings Inc. (“SCPIE”)], Kiln Underwriting Limited (“KUL”), SCPIE Underwriting Limited (“SUL”) and the Company;

“Secured Obligations” means the moneys, obligations and liabilities covenanted to be paid or discharged under clause 2;

“Security Document” means a document or instrument creating or evidencing an encumbrance.

1.2	Unless the context otherwise requires or unless otherwise defined in the Charge, words and expressions defined in the RITC Agreement shall have the meaning when used in this Charge.

2.	Covenant to pay

The Company covenants that it will pay to the Trustees or CSL as CSL may direct all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by it or [KUL/SUL] to CSL and/or the members of the Reinsuring Syndicate (as defined in the RITC Agreement) under or pursuant to the RITC Agreement and/or this Charge when the same become due for payment or discharge.

3.	Charge

3.1	The Company, with full title guarantee, hereby charges the Deposit to the Chargee by way of first fixed charge as a continuing security for the payment and discharge of the Secured Obligations.

4.	Covenants by the Company

4.1	The Company hereby covenants with the Chargee that, until the Secured Obligations have been paid or discharged in full, the Company shall:

4.1.1	forthwith on execution of this Charge, deliver to [ ] Bank a notice in the form of Part A of the schedule and procure that [ ] Bank forthwith executes and delivers to CSL an acknowledgement thereof in the form of Part B of the schedule;

4.1.2	not withdraw the Deposit or sell, assign, mortgage, charge or otherwise encumber, dispose of or deal with or grant or permit third party rights to arise over or against the same or any part thereof or attempt or agree so to do;

4.1.3	forthwith inform CSL of any claim or notice relating to the Deposit received from any other party and of all other matters relevant thereto; and

4.1.4	do all such things and execute all such assignments, authorities and documents as the Chargee shall from time to time require for perfecting its title to or for vesting or enabling it to vest the full benefit of the Deposit in the Chargee or its nominee, such documents to be prepared by or on behalf of the Chargee at the cost of the Company in such form as the Chargee may reasonably require.

5.	Warranties and Representations by the Company

5.1	The Company hereby warrants and represents to the Chargee that:

5.1.1	the Company is the beneficial owner of and has full right and title to the Deposit and that the same is free from any lien, charge or encumbrance (other than the charge hereby created);

5.1.2	the Company is duly incorporated and validly exists under the laws of [England and Wales/the state of Delaware] and has full power to create and perform its obligations under this Charge;

5.1.3	all necessary corporate action to enable the Company to create this Charge has been taken and the signatories hereto have been duly authorised and are entitled to execute this Charge and the Company has obtained and will maintain in full force and effect all necessary consents, licences and authorities required in connection with the Deposit and this Charge;

5.1.4	this Charge has been validly created and constitutes a valid and legally binding charge; and

5.1.5	the creation of this Charge and the making of the Deposit does not and will not (i) conflict with or breach the terms of or constitute a default under any agreement charge or other instrument to which the Company is a party or is subject or by which it is bound or (ii) result in the creation or imposition of or oblige it to create any charge or other encumbrance on any of its assets.

6.	Powers of the Chargee

6.1	At any time after CSL shall have demanded payment of any of the Secured Obligations demand for payment by CSL and without any further consent or authority on the part of the Company, or if requested by the Company, CSL may exercise without further notice and without the restrictions contained in section 103 of the Law of Property Act 1925 in respect of all or any part of the Deposit the power to set off the Deposit against the Secured Obligations and all the powers conferred on mortgagees by the Law of Property Act 1925 as hereby varied or extended and all other powers which the Company would have in respect thereof if the same were unencumbered, with full power to call in all or any part of the Deposit at such times and in such manner and generally on such terms and conditions as CSL may think fit with power to give effectual receipts and do all other acts and things necessary or desirable in connection therewith. CSL may apply the Deposit in or towards satisfaction of such of the Secured Obligations and in such order as CSL in its absolute discretion may from time to time conclusively determine.

6.2	The Company by way of security hereby irrevocably appoints CSL and the persons deriving title under it severally to be its attorney in its name and on its behalf to execute and complete all such deeds, instruments and documents relating to the Deposit (including all the matters referred to in clause 4.1.4) and to do all such acts and things as may be required for the full exercise of the powers hereby conferred.

6.3	Section 93 of the Law of Property Act 1925 shall not apply to this security, or to any security given to the Chargee pursuant hereto.

7.	Protections for the Chargee

7.1	The Chargee shall not be responsible for any loss occasioned by the timing of the exercise of its powers under this Charge.

8.	Continuing Security

8.1	This Charge shall be a continuing security notwithstanding any settlement of account or other matter whatsoever and shall remain in full force and effect until all the Secured Obligations have been paid or discharged in full.

8.2	This Charge is in addition to and shall not merge with or otherwise prejudice or affect any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, mortgage or other security now or hereafter held by or available to the Chargee and shall not be in any way prejudiced or affected thereby or by the invalidity thereof or by the Chargee now or hereafter dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any of the same or any rights which it may now or hereafter have or giving time for payment or indulgence or compounding with any other person liable.

8.3	Any release, discharge or settlement between the Company and the Chargee shall be conditional upon no security, disposition or payment to the Chargee by the Company or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Chargee shall be entitled to enforce the charge hereby created subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

The liability of the Company shall not be affected nor shall this Charge be discharged or reduced by reason of:

8.3.1	the incapacity or any change in the name, style or constitution of [KUL/SUL] or any other person liable; or

8.3.2	any amendment, variation or waiver (however material or fundamental) of the RITC Agreement; or

8.3.3	any act or omission would not have discharged or affected the liability of the Company had it been a principal debtor or by anything done or omitted which but for this provision might operate to exonerate the Company.

8.4	Collateral Instruments

The Chargee shall not be obliged to make any claim or demand on [KUL/SUL] or to resort to any Collateral Instrument or other means of payment before enforcing this Charge and no action taken or omitted in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Company under this Charge. The Chargee shall not be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Secured Obligations.

8.5	Waiver of Company’s rights

Until all the Secured Obligations have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Company agrees that, without the prior written consent of CSL, it will not:

8.5.1	exercise any rights of subrogation, contribution or indemnity against [KUL/SUL] or any other person liable;

8.5.2	demand or accept any Security Document to be executed in respect of any of its obligations under this Charge or the RITC Agreement or any other indebtedness now or hereafter due to the Company from [KUL/SUL] or from any other person liable;

8.5.3	take any step to enforce any right against [KUL/SUL] or any other person liable in respect of any Secured Obligations; or

8.5.4	exercise any right of set-off or counterclaim against [KUL/SUL] or any other person liable or claim or prove or vote as a creditor in competition with the Chargee in the liquidation, administration or other insolvency proceeding of [KUL/SUL] or any other person liable or have the benefit of, or share in, any payment from or composition with, [KUL/SUL] or any other person liable or any Collateral Instrument now or hereafter held by the Chargee for any Secured Obligations or for the obligations or liabilities of any other person liable.

9.	Currency Clauses

9.1	The Deposit may from time to time be converted into such other currency as CSL considers necessary or desirable to cover the Secured Obligations in that other currency at the then prevailing spot rate of exchange of Barclays Bank plc (as conclusively determined by CSL) for purchasing that other currency with the existing currency.

9.2	No payment to the Chargee (whether under any judgment or court order or otherwise) shall discharge the Secured Obligations in respect of which it was made unless and until the Chargee shall have received payment in full in the currency in which such Secured Obligations were incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such Secured Obligations expressed in that currency, the Chargee shall have a further separate cause of action against the Company and shall be entitled to enforce this Charge to recover the amount of the shortfall.

10.	Non-Assignable Deposit

10.1	Neither the Deposit nor any part thereof or interest therein is assignable or transferable in any manner whatsoever, and the Company shall not be entitled to create any interest therein (whether absolute or by way of security).

11.	Waivers

11.1	No failure or delay by the Chargee in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

12.	Miscellaneous

12.1	Each of the provisions of this Charge is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

12.2	Any change in the constitution of the Chargee or its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person shall not in any way affect or prejudice its rights under this Charge.

13.	Notices

13.1	Any notice or other communication to a party to this Charge must be in writing. It must be addressed for the attention of such person, and sent to such address, fax number or email address as that party may from time to time notify to the other parties.

13.2	It shall be deemed to have been received by the relevant party on receipt of that address, fax or email address number.

13.3	The administrative details of the parties are contained in clause 10 (Communications) to the RITC Agreement, but a party may amend its own details at any time by notice to the other parties.

14.	Law

14.1	This Charge shall be governed by and construed in accordance with English law.

Schedule 1

Notice and Acknowledgement

Part A - Form of Notice

To: [                    - ] [Bank]

[Address]

WE, [KILN PLC/SCPIE HOLDINGS INC.], whose registered office is at

HEREBY GIVE YOU NOTICE that by a charge (the “Charge”) dated                      {date} made between us (1) and Chaucer Syndicates Limited (“CSL”) and [•], [•] and [•] (the “Trustees”) of 9 Devonshire Square, Cutlers Gardens, London, EC2M 4WL (together the “Chargee”) (2) (a copy of which is attached), we charged to the Chargee by way of first fixed charge with full title guarantee and, as a continuing security for the payment of all moneys and the discharge of all obligations and liabilities covenanted to be paid or discharged pursuant to the Charge, all sums from time to time standing to the credit of our Account No. (designated     ) with you (the “Deposit”).

We hereby irrevocably authorise and instruct you not to deal with the Deposit except on the instructions of CSL and to pay the Deposit to the Trustees or CSL on request by and at the direction of CSL (whose receipt shall be a full and sufficient discharge to you for such payment).

Dated                     , {date}

For and on behalf of
[KILN PLC/SCPIE HOLDINGS INC.]

Director

Part B - Form of Acknowledgement

To:	Chaucer Syndicates Limited

9 Devonshire Square

Cutlers Gardens

London EC2M 4WL

We hereby acknowledge receipt of a Notice of which the attached is a duplicate. We confirm that we have not received notice of any other charge, assignment or encumbrance over the Deposit. We agree that we will deal with the Deposit in accordance with the instruction contained in the Notice, and will pay the same to you on demand without any set-off or deduction whatsoever.

For and on behalf of
[BANK]

Authorised Signatory

IN WITNESS whereof this Charge has been entered into the day and year first above written.

EXECUTED as a DEED by	)
[KILN PLC/SCPIE HOLDINGS INC.]	)
)

Director

Director / Secretary

SIGNED FOR AND ON BEHALF OF CHAUCER SYNDICATES LIMITED

SIGNED by		Authorised Signatory
[ ]
TRUSTEE

[ ]

SIGNED by
[ ]
TRUSTEE

[ ]
SIGNED by
[ ]
TRUSTEE

[ ]

Schedule 2

Management Fee

Amount of installments	Due date for payment
£1,100,000 (for the 2001 year of account)	1st January 2004

£715,000 (for the 2002 year of account)	1st January 2005

£935,000 (for the 2003 year of account)	1st January 2006

Schedule 3

Records

Syndicate 1204 Syndicate Quarterly Reports

Syndicate 1204 Quarterly Management Reports

Syndicate 1204 Quarterly Internal Forecast

Copies of Syndicate 1204 quarterly peer review meetings

Actuarial reports for Syndicate 1204 (June and December) (if permitted by the relevant actuaries)

EXECUTED as a DEED by	)
CHAUCER SYNDICATES	)
LIMITED (for itself and in	)
its capacity as managing agent	)
of the Reinsuring Syndicate and	)
the Syndicate) acting by two directors or one director and the company secretary	) ) )	/s/ [ILLEGIBLE] Director

/s/ [ILLEGIBLE]
Director/Secretary

EXECUTED as a DEED by KILN PLC acting by	) )	/s/ [ILLEGIBLE]
two directors or one director and	)	Director
the company secretary	)
/s/ [ILLEGIBLE]
Secretary

EXECUTED as a DEED by	)
KILN UNDERWRITING	)
LIMITED acting by two directors or one director and the company secretary	) ) )	/s/ [ILLEGIBLE] Director

/s/ [ILLEGIBLE]
Secretary

EXECUTED as a DEED by	)
SCPIE UNDERWRITING	)
LIMITED acting by two directors or one director and the company secretary	) ) )	/s/ DONALD J. ZUK Director

/s/ TIMOTHY C. RIVERS
Director/Secretary

EXECUTED as a DEED by	)
SCPIE HOLDINGS INC	)
acting by two directors or one director and the company secretary	) ) )	/s/ DONLAD J. ZUK Director

/s/ JOSEPH P. HENKES
Director/Secretary